News Release

Contact:     Sue Mallino
(404) 813-0463

For Immediate Release
October 15, 2015

SunTrust Names Seasoned Leaders to Key Posts

ATLANTA - SunTrust Banks, Inc. (NYSE: STI) today named some of its top talent to new positions, as the company continues to advance its performance and client experience across business lines. The appointments are effective Nov. 1.
“We are fortunate to draw upon seasoned leaders as we identify opportunities for growth,” said SunTrust Chairman and CEO William H. Rogers, Jr. “This series of moves sharpens our focus at both the enterprise and business segment level.”

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Tom Freeman, currently Chief Risk Officer, has been tapped to lead the Consumer and Private Wealth Management Segment for SunTrust. He brings a breadth of skills including credit, corporate strategy and development, consumer lending and portfolio management, among other experience, to the role.

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Brad Dinsmore has been named to lead Consumer Banking, reporting to Freeman and overseeing the company’s omni-channel strategy (physical branches and digital consumer channels), including deposit, consumer products, and client acquisition and experience strategies. His deep experience across all aspects of consumer banking will enable SunTrust to stay in the forefront of evolving client needs and preferences.

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Jerome Lienhard has been appointed Chief Risk Officer, replacing Freeman. He has been leading the Mortgage Segment and brings broad industry expertise in finance, risk and business line leadership. This will prove beneficial as the company continues to diversify its balance sheet and business mix, while managing compliance and operating risk.

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Dorinda Smith has been named Mortgage Segment executive, succeeding Lienhard. She will also serve as President and CEO of SunTrust Mortgage, Inc. A 19-year SunTrust veteran, Smith has a successful track record of leading mortgage operations and sales support teams.

She most recently led the Correspondent channel in SunTrust, successfully growing the business through an outstanding client relationship model with best-in-class efficiency.
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SunTrust Banks, Inc. serves more than 4 million consumer households and 500,000 business clients.
“As a company dedicated to Lighting the Way to Financial Well-Being, our clients and our communities are at the center of all we do, and these leaders are proven in their abilities to make a difference,” Rogers said.
Executive biographies and photos are available on the SunTrust Media Site at newsroom.suntrust.com/executive-bios.

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI), one of the nation's largest financial services organizations, is dedicated to Lighting the Way to Financial Well-Being for its clients and communities.
Headquartered in Atlanta, the company serves a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2015, SunTrust had total assets of $188.9 billion and total deposits of $144.9 billion. Through its flagship subsidiary, SunTrust Bank, the company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services.  Through its various subsidiaries, the company provides mortgage banking, asset management, securities brokerage, and capital market services. SunTrust's Internet address is suntrust.com.

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